Exhibit 99.1

EXPRESSJET REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

            HOUSTON, February 18, 2009 – ExpressJet Holdings, Inc. (NYSE: XJT) today reported a fourth quarter loss, excluding special charges, of $5.7 million or $0.30 per share versus $27.1 million or $5.14 per share for the same period in 2007.  These results represent a $21.4 million net income improvement.  Including special items related to suspended flying operations and tax adjustments related to Section 382 of the Internal Revenue Code, ExpressJet reported a fourth quarter loss of $30.2 million versus a fourth quarter 2007 reported loss of $31.7 million.

            For the twelve months ended December 31, 2008, ExpressJet reported a loss, excluding special charges, of $54.7 million compared to a loss of $65.6 million for the same period in 2007.  Including the special items mentioned above, ExpressJet’s loss totaled $88.2 million for the twelve months ended December 2008 versus $70.2 million for the prior year.

            “This quarter we focused on executing under our amended capacity purchase agreement with Continental, implementing additional cost savings measures and expanding our charter customer base,” said ExpressJet President and Chief Executive Officer, Jim Ream.  “Our continued discipline and near perfect service allowed ExpressJet to produce positive cash flows from operations during the last two months of 2008,” added Ream.

Operational Overview

Scheduled Flying

            The fourth quarter represented ExpressJet’s first, full quarter of operations with 214 aircraft under its amended capacity purchase agreement with Continental Airlines, Inc. that became effective on July 1, 2008.  Under this agreement, ExpressJet flew 157,101 block hours during the quarter.  The block hours flown for Continental during the fourth quarter declined by 8.6% compared to third quarter 2008, and resulted in an average utilization of approximately 8 hours per day.  This decline was in-line with expectations due to previously announced capacity reductions at Continental.  Given the current economic slow down, ExpressJet expects to continue operating at reduced utilization levels during the first quarter 2009, but anticipates utilization increasing during the peak summer travel months.

            For the full year 2008, ExpressJet operated 705,557 block hours.  ExpressJet flew these hours under its agreements with Continental and Delta Air Lines, Inc.  ExpressJet used 205 aircraft for the first six months of the year under its original capacity purchase agreement with Continental.  An additional nine aircraft were flown under the amended agreement during the second-half of 2008 for a total of 214 aircraft operating for Continental at year end.  Under the capacity purchase agreement with Delta, ExpressJet operated 10 aircraft through September 2, 2008 at which time flying operations were suspended due to record-breaking fuel prices.

            In fourth quarter 2008 contract flying, ExpressJet generated 1.8 billion revenue passenger miles on 2.4 billion available seat miles producing a load factor of 75.9% for the quarter.  For the full year 2008, ExpressJet flew 8.1 billion revenue passenger miles on capacity of 10.5 billion available seat miles equaling a load factor of 77.4%.

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ExpressJet Reports 4Q and FY 2008 Results/Page 2

Corporate Aviation

            ExpressJet added 21% more block hours in fourth quarter 2008 compared to fourth quarter 2007 and increased revenues 42% year-over-year.  As previously announced, six aircraft were redesigned during third quarter 2008 increasing the pitch to match the 737-800 first class seat.  Six additional aircraft will be retrofitted during 2009 to increase ExpressJet’s 41-seat capacity to twelve aircraft.  After this modification, ExpressJet’s fleet will consist of twelve 41-seat aircraft and eighteen 50-seat aircraft dedicated to charter flying.

            ExpressJet ended 2008 with 244 aircraft.  Compared to 2007, ExpressJet flew 9.6% fewer block hours and reduced its fleet by 30 aircraft.  These changes were primarily due to the suspension of branded flying and the mutual termination of contracts with Delta that occurred during the third quarter 2008.  ExpressJet expects to continue operating 244 aircraft during 2009 - 214 flying as Continental Express and 30 allocated to its Corporate Aviation division.

Financial Overview

            ExpressJet generated $160.5 million in revenue during the three months ended December 2008.  Under the amended capacity purchase agreement, Continental paid ExpressJet $142 million in block hour revenue and pass-through expense reimbursements.  Continental block hour revenue was impacted by over 150 cancellations in the Houston hub on December 10 and 11 due to snow.  Fourth quarter revenue from ground handling and other services totaled $9.4 million.  For 2008, ExpressJet’s revenue totaled $1.3 billion – a 21.8% decrease over the year prior – and includes revenue generated from ExpressJet’s branded flying operation and contracts with Delta through September 2, 2008.

            ExpressJet successfully implemented its concessionary labor agreements effective November 1 and expects to achieve $20 million annually in savings from these new agreements.  In the second half 2008, ExpressJet announced plans to reduce its overall cost structure by $100 million annually including $65 million in variable expenses and $35 million in overhead expenditures.  During 2009, ExpressJet will continue to seek ways to streamline its operations increasing both productivity and efficiency.  ExpressJet expects continued cost pressure from the increasing seniority of its workforce given the capacity reductions seen across the airline industry.  However, in an improving economy, these pressures would be alleviated as utilization and capacity increase.

            ExpressJet ended 2008 with $119.4 million in cash, cash equivalents and short-term investments.  The cash balance included $20.5 million in restricted cash and $41.4 million in short-term investments after an accounting adjustment to impair the value of these investments.

            During the quarter, ExpressJet monetized auction rate securities with a face value of $11.3 million and realized $9.9 million in proceeds on the sales.  Subsequent to year-end, ExpressJet sold an additional $4.2 million face value in auction rate securities and realized $3.6 million on the sale.  Following these transactions, ExpressJet’s current auction rate security balance is $49 million, before an $11.3 million accounting discount, versus the $64.4 million balance ($52.7 million net of discount) held on September 30, 2008.   ExpressJet intends to continue monitoring the auction rate securities market to attempt to monetize the assets at or near face value and recently initiated litigation against Royal Bank of Canada related to such investments brokered by the firm.

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ExpressJet Reports 4Q and FY 2008 Results/Page 3

            As previously announced, ExpressJet spent $9.4 million during the fourth quarter in non-recurring expenses related to its suspended flying operations and plans to spend $4.4 million during 2009 and $0.8 million in 2010.  These expenses related to expected expenditures were recorded as special charges primarily during third quarter 2008.

            During the quarter, ExpressJet spent approximately $10.1 million under its previously announced securities repurchase program to buy back 3.1 million shares and $7,604,000 of its 11.25% Convertible Notes due 2023.  The total remaining in the program, after accounting for purchases made during the fourth quarter 2008, is approximately $10 million.  The company expects any future purchases of the notes or stock to be made from time to time in the open market or in privately negotiated transactions.

            After accounting for the debt repurchases made during the quarter, the outstanding balance on ExpressJet’s 11.25% Convertible Notes due 2023 is $60.8 million.  This balance represents the par value due to noteholders when the notes become due August 1, 2023.  Subsequent to year-end and as required by the unilateral amendment to the notes, ExpressJet engaged an independent appraiser to perform a fair value analysis on the collateral pool, including spare engines and parts, for the 11.25% Convertible Notes due 2023.  The appraiser determined the collateral pool has substantially the same value as when the transaction was executed in August 2008.

            The tender offer and partial redemption of the 4.25% Convertible Notes due 2023 (now 11.25% Convertible Notes due 2023) caused ExpressJet to trigger Section 382 of the Internal Revenue Code in August 2008.  Section 382 limits taxpayer’s ability to utilize certain carryover tax attributes after a substantial, cumulative change in the ownership of the company’s stock.  The regulation mandates a three-year “look back” requiring ExpressJet to evaluate its position related to Section 382 beginning in 2005.  After completing the analysis, ExpressJet, in consultation with its tax advisor, determined that ExpressJet also triggered Section 382 in April 2005.  The net adjustments caused by Section 382 limitations on previously used deductions resulted in a $19.3 million increase to the company’s deferred tax valuation allowance and a $3.1 million cash tax payment ExpressJet expects to pay in May 2009.

            Capital expenditures totaled $1.6 million for the fourth quarter 2008 compared to $5.1 million during fourth quarter 2007.  ExpressJet spent $10.6 million during 2008 on capital projects and expects to spend between $2 million and $5 million during 2009 to meet operational requirements.

            Subsequent to quarter end, ExpressJet also received notification from the New York Stock Exchange that it returned to good standing with the Exchange effective January 20, 2009.

            The company will review its fourth quarter and full year results on Wednesday, February 18, 2009 at 10:00 a.m. EST (9:00 a.m. CST).  A live webcast of the call will be available at www.expressjet.com.  To access the conference call by phone, dial (866) 638-3022 approximately 10 minutes prior to the scheduled start time and ask to join the ExpressJet call.  International callers should dial (630) 691-2765.

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ExpressJet Reports 4Q and FY 2008 Results/Page 4

Corporate Background

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 127 scheduled destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options; and supplying third party aviation and ground handling services.  For more information, visit www.expressjet.com.

            This release contains forward-looking statements.  Statements including words such as "believes," "intends," "plans," "anticipates, “estimates," "projects," "expects" or similar expressions represent forward-looking statements that are based on the Company’s expectations in light of facts known by management on the date of this release.  Specifically, statements regarding ExpressJet’s future results of operations, operating costs, business prospects, growth and capital expenditures, including plans with respect to its fleet, are forward-looking statements.  The forward-looking statements in this release reflect the Company’s plans, assumptions and expectations about future events and are subject to uncertainties, many of which are outside ExpressJet’s control.  Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks.  The five key areas of the known risks that could significantly impact the company’s revenues, operating results and capacity include: operations under the Company’s capacity purchase agreement with Continental Airlines, Inc. may no longer be profitable; charter operations and other aviation services may affect ExpressJet’s ability to operate profitably; rising costs, a global, economic recession and the highly competitive nature of the airline industry; the profile of the Company’s current shareholders; and regulations, including listing regulations for publicly traded companies, and other factors.  For further discussions of these risks and others, please see the sections entitled "Risk Factors", as well as other sections, of ExpressJet’s filings with the Securities and Exchange Commission.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described in this release.  ExpressJet undertakes no duty to update or revise any of forward-looking statements, whether as a result of new information, future events or otherwise.

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ExpressJet Reports 4Q and FY 2008 Results/Page 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY (In thousands, except per share data)	Three Months Ended December 31,

	2008	2007	Increase/ (Decrease)

Operating Revenue
Passenger	$151,101	$424,403	(64.4%)
Ground handling and other	9,442	11,594	(18.6%)

	160,543	435,997	(63.2%)

Operating Expenses:
Wages, salaries and related costs	75,858	113,052	(32.9%)
Aircraft fuel and related taxes	1,864	97,212	(98.1%)
Aircraft rentals	4,690	86,758	(94.6%)
Maintenance, materials and repairs	37,094	49,801	(25.5%)
Other rentals and landing fees	14,817	28,302	(47.6%)
Ground handling	1,740	24,163	(92.8%)
Outside services	6,798	14,826	(54.1%)
Marketing and distribution	480	13,215	(96.4%)
Depreciation and amortization	8,144	10,686	(23.8%)
Impairment of fixed assets	470	—	nm
Special charges	487	—	nm
Other operating expenses	16,815	39,807	(57.8%)

	169,257	477,822	(64.6%)

Operating Loss	(8,714)	(41,825)	(79.2%)

Nonoperating Income / (Expense):
Impairment of investments	(2,591)	(7,000)	(63.0%)
Amortization of gain on 2023 11.25% Convertible Notes due to fair value adjustment	(2,046)	—	nm
Interest expense	(1,896)	(2,591)	(26.8%)
Interest income	852	3,228	(73.6%)
Capitalized interest	(119)	404	nm
Equity investments loss, net	(324)	(359)	(9.7%)
Other, net	132	(288)	nm

	(5,992)	(6,606)	(9.3%)

Loss before Income Taxes	(14,706)	(48,431)	(69.6%)
Income Tax Benefit / (Expense)	(15,470)	16,748	nm

Net Loss	$(30,176)	$(31,683)	(4.8%)

Basic Loss per Common Share	$(1.61)	$(6.01)	(73.2%)

Shares Used in Computing Basic Loss per Common Share	18,794	5,274	nm

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ExpressJet Reports 4Q and FY 2008 Results/Page 6

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY (In thousands, except per share data)	Twelve Months Ended December 31,

	2008	2007	Increase/ (Decrease)

Operating Revenue
Passenger	$1,276,781	$1,647,999	(22.5%)
Ground handling and other	41,432	37,546	10.3%

	1,318,213	1,685,545	(21.8%)

Operating Expenses:
Wages, salaries and related costs	397,544	437,568	(9.1%)
Aircraft fuel and related taxes	228,048	323,218	(29.4%)
Aircraft rentals	197,122	344,166	(42.7%)
Maintenance, materials and repairs	197,443	202,513	(2.5%)
Other rentals and landing fees	96,215	119,165	(19.3%)
Ground handling	59,553	97,157	(38.7%)
Outside services	48,617	58,320	(16.6%)
Marketing and distribution	25,653	31,391	(18.3%)
Depreciation and amortization	33,353	29,963	11.3%
Impairment of fixed assets and goodwill	20,816	—	nm
Special charges	22,384	—	nm
Other operating expenses	107,920	148,955	(27.5%)

	1,434,668	1,792,416	(20.0%)

Operating Loss	(116,455)	(106,871)	9.0%

Nonoperating Income / (Expense):
Gain due to fair value adjustment	27,785	—	nm
Gain on sale of fuel contracts	23,149	—	nm
Impairment charges on investment	(21,483)	(7,000)	nm
Amortization of gain on 2023 11.25% Convertible Notes due to fair value adjustment	(3,589)	—	nm
Interest expense	(9,072)	(8,496)	6.8%
Interest income	5,831	15,744	(63.0%)
Capitalized interest	791	1,330	(40.5%)
Equity investments loss, net	(1,291)	(1,304)	(1.0%)
Other, net	1,542	(275)	nm

	23,663	(1)	nm

Loss before Income Taxes	(92,792)	(106,872)	(13.2%)
Income Tax Benefit	4,597	36,624	(87.4%)

Net Loss	$(88,195)	(70,248)	25.5%

Basic Loss per Common Share	$(7.83)	$(13.08)	(40.1%)

Shares Used in Computing Basic Loss per Common Share	11,265	5,369	nm

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ExpressJet Reports 4Q and FY 2008 Results/Page 7

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Three Months Ended December 31, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	1,806	—	1,821
Available Seat Miles (ASM) (millions)	2,382	—	2,411
Passenger Load Factor	75.9%	—	75.5%
Block Hours	157,101	—	158,897
Departures	81,504	—	82,604
Stage Length	586	—	586

Twelve Months Ended December 31, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	8,119	1,368	9,564
Available Seat Miles (ASM) (millions)	10,496	1,979	12,606
Passenger Load Factor	77.4%	69.1%	75.9%
Block Hours	705,557	115,003	828,840
Departures	368,067	59,907	433,289
Stage Length	584	663	594

(1) Excludes charter since statistics on charter aircraft do not provide meaningful data for forecasting and are not reviewed by management.

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ExpressJet Reports 4Q and FY 2008 Results/Page 8

Non-GAAP Financial Measures
	Three Months Ended December 31,
	2008	2007

Reconciliation:
Net loss	$(30,176)	$(31,683)
Adjustments for special items, net of tax:
Add: Realized loss / (gain) from special charges (1)	1,584	—
Add: Realized loss from impairment charge (1)	1,915	4,579

Loss excluding special items (3)	$(26,677)	$(27,104)
Add: Deferred tax asset valuation allowance (non-cash)	19,332	—
Add: Realized loss from 382 tax adjustment (2)	1,646	—

Net Loss excluding special items and tax adjustments (3)	(5,699)	(27,104)

Loss Per Share Reconciliation:
Diluted loss per share	$(1.61)	$(6.01)
Adjustments for special items, net of tax	1.31	0.87

Loss per share, excluding special items (3)	$(0.30)	$(5.14)

(1)

During fourth quarter 2007, we recognized a $4.6 million, net of taxes, impairment charge on an equity investment.  During the fourth quarter of 2008, we recognized special charges including charges of $1.6 million, net of taxes, related to the suspension of several lines of our at-risk flying operations, amortization of a gain due to a fair value adjustment and $1.9 million, net of taxes, for impairment charges relating to fixed assets and equity investments.

(2)

The tender offer and partial redemption of the 4.25% Convertible Notes due 2023 (now 11.25% Convertible Notes due 2023) caused ExpressJet to trigger Section 382 of the Internal Revenue Code in August 2008.  Section 382 limits taxpayer’s ability to utilize certain carryover tax attributes after a substantial, cumulative change in the ownership of the company’s stock.  The regulation mandates a three-year “look back” requiring ExpressJet to evaluate its position related to Section 382 beginning in 2005.  After completing the analysis, ExpressJet, in consultation with its tax advisor, determined that ExpressJet also triggered Section 382 in April 2005.  The net adjustments caused by Section 382 limitations on previously used deductions resulted in a $19.3 million increase to the company’s deferred tax valuation allowance and a $3.1 million cash, tax payment ExpressJet expects to pay in May 2009.

(3)	By excluding special non-recurring items, these financial measures provide management and investors the ability to measure and monitor ExpressJet’s performance on a consistent year-over-year basis.

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ExpressJet Reports 4Q and FY 2008 Results/Page 9

Non-GAAP Financial Measures
	Twelve Months Ended December 31,
	2008	2007

Reconciliation:
Net loss	$(88,195)	$(70,248)
Adjustments for special items, net of tax:
Add: Realized loss / (gain) from special charges (1)	(18,082)	—
Add: Realized loss from impairment charge (2)	30,640	4,601

Loss excluding special items (4)	$(75,637)	$(65,647)
Add: Deferred tax asset valuation allowance (non-cash)	19,332	—
Add: Realized loss from 382 tax adjustment (3)	1,646	—

Loss excluding special items and tax adjustments (4)	(54,659)	(65,647)

Loss Per Share Reconciliation:
Diluted loss per share	$(7.83)	$(13.08)
Adjustments for special items, net of tax	2.98	0.85

Loss per share, excluding special items (4)	$(4.85)	$(12.23)

(1)

During the second quarter of 2008, we recognized a $0.5 million, net of taxes, charge related to previously disputed base closure costs associated with the original capacity purchase agreement with Continental Airlines.  During the third quarter of 2008, we recognized special charges including charges of $15.3 million, net of taxes, related to the suspension of several lines of our at-risk flying operation, a gain of ($17.5) million, net of taxes, related to the refinancing of our convertible notes and amortizing the resulting discount and a gain of ($16.8) million, net of taxes, due to the sale of fuel contracts.  During the fourth quarter of 2008, we recognized an additional $0.4 million, net of taxes, related to the suspension of our at- risk operations.

(2)

In 2007, we recognized $4.6 million related to the write-down of an equity investment.  During the first quarter of 2008, we determined that our investment in auction rate securities was other-than-temporarily impaired and recognized a realized loss, net of taxes, of $9.9 million.  During the second quarter of 2008, we determined that the carrying value of our investment in Wing Holding, LLC was fully impaired.  This non-recurring charge of $3.8 million, net of taxes, was recognized as a decrease to our investment balance and a corresponding equity loss.  In addition, we recognized in the second quarter of 2008, special charges including an $9.3 million, net of taxes, impairment of goodwill related to the original capacity purchase agreement with Continental Airlines, and a  $5.4 million, net of taxes, impairment charge to write off certain capital assets.  In the fourth quarter of 2008, we recognized $2.2 million, net of taxes, related to additional impairments of fixed assets and equity investments.

(3)

The tender offer and partial redemption of the 4.25% Convertible Notes due 2023 (now 11.25% Convertible Notes due 2023) caused ExpressJet to trigger Section 382 of the Internal Revenue Code in August 2008.  Section 382 limits taxpayer’s ability to utilize certain carryover tax attributes after a substantial, cumulative change in the ownership of the company’s stock.  The regulation mandates a three-year “look back” requiring ExpressJet to evaluate its position related to Section 382 beginning in 2005.  After completing the analysis, ExpressJet, in consultation with its tax advisor, determined that ExpressJet also triggered Section 382 in April 2005.  The net adjustments caused by Section 382 limitations on previously used deductions resulted in a $19.3 million increase to the company’s deferred tax valuation allowance and a $3.1 million cash, tax payment ExpressJet expects to pay in May 2009.

(4)	By excluding special non-recurring items, these financial measures provide management and investors the ability to measure and monitor ExpressJet’s performance on a consistent year-over-year basis.

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